Exhibit 99.1

February 6, 2017

Governance Committee

and

Board of Directors

Citizens First Corporation

1065 Ashley Street

Bowling  Green, Kentucky  42103

Attention: Jack Sheidler, Chairman

Dear Jack,

Due to the constraints on my time related to ongoing obligations with my family business, it is with much regret I inform you that I am unable to stand for re-election as a member of the Board of Directors of Citizens First Corporation at the 2017 Annual Meeting of Shareholders.

I have no disagreement with Citizens First on any matter relating to its operations, policies or practices and I have the utmost confidence in Citizens First, its Board of Directors and its management.

Thank you for allowing me to be a part of this institution. It has been a pleasure.

Sincerely,

/s/ Chris Guthrie
Chris Guthrie